UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: December 4, 2009

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

102 South Main Street, Greenville, South Carolina                  29601

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On December 4, 2009, The South Financial Group, Inc. (the “Company”) received a notice letter from The NASDAQ Stock Market regarding its non-compliance with Rule 5450(a)(1) of the NASDAQ Marketplace Rules with respect to the minimum bid price requirement of $1.00 per share. The Company’s common stock has failed to meet the $1.00 minimum bid price for 30 consecutive business days.

The notice letter has no effect on the listing of the Company’s common stock at this time. In accordance with the NASDAQ listing rules, the Company has a 180 calendar day grace period, or until June 2, 2010, to comply with the minimum bid price requirement. To regain compliance, the bid price must meet or exceed $1.00 per share for at least ten consecutive business days prior to June 2, 2010. If the Company does not regain compliance with the minimum bid price rule by June 2, 2010, NASDAQ will again provide written notification that the Company's securities are subject to potential delisting.  At that time, the Company may appeal the delisting determination to a NASDAQ Hearings Plan.  Alternatively, the Company could be eligible for an additional grace period of 180 calendar days if it applies to transfer the listing of its common shares to The NASDAQ Capital Market and satisfies all criteria for initial listing on The NASDAQ Capital Market other than the minimum bid price requirement.

The Company intends to actively monitor the bid price for its common stock, and will consider various options to resolve the deficiency and comply with the NASDAQ minimum bid price requirement.

Item 9.01. Financial Statements and Exhibits .

Exhibit No.	Description
99.1	Press Release dated December 10, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

December 10, 2009	By:	/s/William P. Crawford, Jr.

William P. Crawford, Jr.

Executive Vice President and General Counsel

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